UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 25, 2021

NABRIVA THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

Ireland	001-37558	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

25-28 North Wall Quay, IFSC, Dublin 1, Ireland	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 816-6640

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, nominal value $0.01 per share	NBRV	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 25, 2021, Nabriva Therapeutics Ireland Designated Activity Company and Nabriva Therapeutics GmbH, wholly-owned subsidiaries of Nabriva Therapeutics plc (the “Company”), entered into an assignment, assumption and novation agreement (the “Assignment Agreement”), with Roivant Sciences Ltd., Roivant China Holdings Ltd., Sinovant Sciences HK Limited, Sinovant Sciences Co., Ltd. (“Sinovant”), Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo”) and Sumitomo Pharmaceuticals (Suzhou) Co., Ltd. (“Sumitomo Pharmaceuticals (Suzhou)”), a wholly-owned subsidiary of Sumitomo, pursuant to which the Company consented to the assignment by Sinovant, an affiliate of Roivant Sciences, Ltd., of its license agreement with the Company (the “the China Region License Agreement”) to develop and commercialize lefamulin in the greater China region to Sumitomo Pharmaceuticals (Suzhou). Pursuant to the Assignment Agreement, the Company agreed to release Sinovant and its affiliates from their obligations under the China Region License Agreement and consented to Sumitomo Pharmaceuticals (Suzhou)’s assumption of such obligations. In addition, Sumitomo has agreed to guarantee all of the obligations of Sumitomo Pharmaceuticals (Suzhou) under the China Region License Agreement. The Assignment Agreement is conditioned upon, and will be effective upon, the closing of the purchase by Sumitomo Pharmaceuticals (Suzhou) of Sinovant’s rights and obligations under the China Region License Agreement, which purchase is subject to certain conditions and is expected to close in the second calendar quarter of 2021.

The foregoing description of the Assignment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Assignment Agreement, which the Company intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021.

Item 8.01 Other Events.

On May 25, 2021, the Company and Sinovant announced positive topline results from Sinovant’s Phase 3 clinical trial of lefamulin in Chinese adults with community-acquired bacterial pneumonia (“CABP”).

Sinovant’s multi-center, randomized, double-blind trial was designed to evaluate the safety and efficacy of intravenous (“IV”) to oral lefamulin compared to IV/oral moxifloxacin in 125 subjects with CABP. Subjects were randomized 2:1 to lefamulin and moxifloxacin and stratified by prior antibiotic exposure, pneumonia severity index (“PSI”) risk class and renal impairment. Study drugs were dosed in double-dummy double-blinded fashion (lefamulin: 150 mg IV every 12 hours, 600 mg oral every 12 hours; moxifloxacin: 400 mg IV once daily, 400 mg oral once daily).

Lefamulin met the primary endpoint of non-inferiority vs. moxifloxacin for Investigator Assessment of Clinical Response at Test of Cure (“IACR-TOC”) in the modified intent to treat (“mITT”) population, with success rates of 76.8% (n = 63/82) for lefamulin and 71.4% (n = 30/42) for moxifloxacin. This finding was consistent across subgroups. On the key secondary endpoint of IACR-TOC in the clinically evaluable (“CE”) population, success rates were 86.0% (n = 49/57) and 86.2% (n = 25/29) in the lefamulin and moxifloxacin arms, respectively. These results are similar to those observed in the global Phase 3 LEAP 1 and LEAP 2 clinical trials of lefamulin conducted by the Company.

Consistent with previously reported clinical trial results, lefamulin was observed to be generally well-tolerated, with an overall rate of treatment-emergent adverse events (“TEAEs”) comparable to that of moxifloxacin. The vast majority of TEAEs in both treatment arms were mild-to-moderate in severity, with serious adverse events (“SAEs”) occurring in 4% of lefamulin-treated patients and 10% of moxifloxacin-treated patients. TEAEs leading to discontinuation were uncommon and observed in just 5% of subjects in both treatment arms.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NABRIVA THERAPEUTICS PLC

Date: May 25, 2021	By:	/s/ Daniel Dolan
Daniel Dolan
Chief Financial Officer